EXHIBIT 99
   THE
 SPORTS
AUTHORITY                                                     September 22, 1998
                                                           FOR IMMEDIATE RELEASE
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CONTACT:  THE SPORTS AUTHORITY, INC.
          Anthony F. Crudele                                 Alexander L. Stanton
          Senior Vice President & Chief Financial Officer    Vice President Strategic Planning & Treasurer
          (954) 730-4260                                     (954) 677-6003
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             THE SPORTS AUTHORITY ADOPTS A SHAREHOLDER RIGHTS PLAN
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Fort Lauderdale, Florida, September 22, 1998--The Sports Authority (NYSE:TSA),
the world's largest full line sporting goods retailer, today announced that it has adopted a Shareholder Rights Plan. Under the plan, the Company is distributing one right per share of common stock to holders of record on
October 5, 1998. The rights will expire on October 5, 2001, unless extended or redeemed. A summary of the plan will be mailed to all Company shareholders in the near future.

Martin Hanaka, Vice Chairman & Chief Executive Officer of the Company, stated, "The rights are designed to ensure fair and equal treatment for all shareholders in the event of any proposed takeover of the Company, and due to recent market conditions the board felt that it was appropriate to adopt such a plan at this time. The plan is not being instituted in response to any known effort to acquire control of the Company or to foreclose a fair acquisition bid for the Company, should one be made."

The rights will initially trade together with the Company's common stock until such time as a person or group acquires 20% or more of the Company's common stock or announces a tender offer that would result in ownership by a person or group of 20% or more of the Company's common stock. The Company's board will have the power to redeem the rights at a price of $0.01 per right at any time before ten days after such an event.

Each right will entitle shareholders to purchase one one-thousandth of a share of a new Series A Junior Participating Preferred Share at an exercise price of $50 per share. If the rights become exercisable and certain triggering events occur, including the acquisition of 20% or more of the Company's common stock, the rights will entitle the holder to purchase additional shares of common stock of the Company or, in some cases, the acquiring person, at 50% of the market price. This would make a proposed takeover more expensive for the 20% holder, whose rights will become void.

The Sports Authority operates 214 full time sporting goods superstores; 198 stores in 32 states across the United States, six in Canada, and ten in Japan under its joint venture agreement with JUSCO Co., Ltd.